Exhibit 4.1

POSITIVEID CORPORATION

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES J CONVERTIBLE PREFERRED STOCK

The undersigned, William J. Caragol and Allison F. Tomek, hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of PositiveID Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock. There are currently 2,500 shares of preferred stock designated and all of these designated shares are shares of Series I Convertible Preferred Stock. Currently there are 1,625 shares of Series I Convertible Preferred Stock issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares of $0.01 par value preferred stock (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid in accordance with Section 151 of the General Corporation Law of the State of Delaware, and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series J Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series J Convertible Preferred Stock, which will consist of 2,500 shares of Series J Convertible Preferred Stock, par value $0.01 per share, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

I. Terms of Preferred Stock.

A. Designation and Amount. The series of Preferred Stock will be designated as the Corporation’s Series J Convertible Preferred Stock (the “Series J Preferred Stock”) and the number of shares so designated will be 1,700, with an initial liquidation, or stated, value of $1,000 per share (“Stated Value”) which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series J Preferred Stock.

B. Ranking and Voting.

1. Ranking. The Series J Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Corporation’s Common Stock (“Common Stock”), (b) pari passu with respect to dividends and right of liquidation with the Corporation’s Series I Convertible Preferred Stock; and (c) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Corporation. Without the prior written consent of Holders holding a majority of the outstanding shares of Series J Preferred Stock, the Company may not issue any Preferred Stock that is senior to the Series J Preferred Stock in right of dividends and liquidation.

2. Voting. Series J Preferred Stock shall be non-voting on any matters requiring shareholder vote.

C. Dividends. Series J Preferred Stock will be not be entitled to dividends.

D. Protective Provision. So long as any shares of Series J Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of Series J Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series J Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series J Preferred Stock, (iii) amend its articles of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series J Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to any of the foregoing.

1. A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2. The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

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E. Liquidation.

1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series J Preferred Stock, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series J Preferred Stock by reason of their ownership thereof, the Holders of Series J Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series J Preferred Stock equal to the Stated Value thereof.

2. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F. Redemption.

1. Corporation’s Redemption Option. At any time after the date of the issuance of shares of Series J Preferred Stock (each respectively an “Issuance Date”), the Corporation will have the right, at the Corporation’s option, to redeem all or any portion of the shares of Series J Preferred Stock at a price per share equal to 100% of the Stated Value of the shares being redeemed.

2. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series J Preferred Stock then outstanding, it will deliver written notice thereof via email or overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder whose shares are to be redeemed, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series J Preferred Stock that the Corporation is electing to redeem, (b) the date upon which the applicable redemption price will be paid, and (c) the amount of the applicable redemption price.

3. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series J Preferred Stock certificates. Upon receipt of such Holder’s Series J Preferred Stock certificates, the Corporation will pay the applicable redemption price to such Holder in cash.

G. Conversion.

1. Mechanics of Conversion.

a. To convert the shares of the Series J Preferred Stock into shares of Common Stock on any date following the six month anniversary of the Issuance Date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation’s designated transfer agent (the “Transfer Agent”) with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the shares of the Series J Preferred Stock being converted (or a letter attesting to their loss, theft or destruction with respect to such shares in the case of their loss, theft or destruction) (the “Series J Certificate”), duly endorsed for transfer.

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b. Upon receipt by the Corporation of a copy of the Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Series J Certificates to be converted pursuant to the Conversion Notice, the Transfer Agent shall, within three business days following the date of receipt, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate registered in the name of the Holder or its designee for a number of shares of Common Stock to which the Holder shall be entitled. If the number of the shares of the Series J Preferred Stock represented by the Series J Certificate(s) submitted for conversion is greater than the number of Preferred Stock being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) business days after receipt of the Series J Certificate(s), issue and deliver to the Holder a new Series J Certificate representing the number of the shares of the Series J Preferred Stock not converted. The Holder shall be responsible for any legal opinion required by the Transfer Agent related to the issuance of the Conversion Shares.

c. The Holder shall pay any and all taxes that may be payable with respect to the issuance and delivery of the Common Stock upon the conversion of the shares of the Series J Preferred Stock.

2. Payment and Issuance Upon Conversion. In the event of a conversion of any Series J Preferred Stock, the Corporation shall issue to such Holder a number of Conversion Shares equal to (i) the Stated Value multiplied by (ii) the number of shares of Series J Preferred Stock held by such Holder and subject to the Holder Conversion Notice, divided by (iii) the Conversion Price with respect to such Series J Preferred Stock, subject to the Conversion Limitations described in Section I.G.3.

3. Conversion Limitations. (a) Any conversion will be limited by: (i) Holder may not make more than one conversion every five Trading Days, and (ii) the amount of Conversion Shares at any conversion may not be more than the Conversion Limit.

(b) Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise to any holder of the Series J Preferred Stock more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which shall be 4.99% of the total shares outstanding, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.

4. Stock Splits. If the Corporation at any time and from time to time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time and from time to time on or after the first Issuance Date combines (by combination, reverse stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section I.G.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

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5. Definitions. For purposes of this Section I, the following terms shall have the following meanings:

a. “Conversion Limit” means the total number of shares of Common Stock traded over the five (5) Trading Days preceding the Conversion Notice multiplied by 5%.

b. “Conversion Price” means a price per share of Common Stock equal to 100% of the arithmetic average of the volume weighted average price of the Common Stock for the fifteen Trading Days prior to the six month anniversary of the Issuance Date.

c. “Conversion Shares” means shares of Common Stock issuable upon conversion of Series J Preferred Stock.

d. “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

e. “Trading Market” means the OTC Bulletin Board, the OTCQB, the OTC Pink Sheets, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

H. Stock Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series J Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series J Preferred Stock. Upon the surrender of any certificate representing Series J Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II. Miscellaneous.

A. Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern Time, (2) the first business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern Time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

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B. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series J Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C. Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series J Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 7th day of December, 2015.

Signed:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Signed:	/s/ Allison F. Tomek
Name:	Allison F. Tomek
Title:	Secretary

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